UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 22, 2013

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 817-1776

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2013, it was determined that directors Robert H. Daines and E.J. “Jake” Garn would formally retire from Franklin Covey Co.’s Board of Directors and not stand for reelection at the Company’s forthcoming annual meeting of shareholders scheduled to be held on January 24, 2014.  Although the Company has a retirement policy for directors at age 75, the Company requested extensions for Dr. Daines and Mr. Garn because of their experience and valuable contributions to the direction and oversight of Franklin Covey Co.  Dr. Daines and Mr. Garn each have over 20 years of experience and service on the Company’s Board of Directors.

Dr. Daines currently serves as one of the Company’s financial experts and is a member of all standing Board of Director Committees.  Mr. Garn served as chairman of the Audit Committee until early 2013 and is currently a member of the Audit Committee.  The retirements of Dr. Daines and Mr. Garn are not the result of disagreements with Company management.  The Board of Directors and senior management wish to express their gratitude and appreciation to Dr. Daines and Mr. Garn for their contributions and years of service on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date:	November 26, 2013	By:	/s/ Stephen D. Young
Stephen D. Young
Chief Financial Officer